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                                       EXHIBIT 3.1
                                       CERTIFICATE
                                       OF FORMATION


                    AMENDED AND RESTATED CERTIFICATE OF FORMATION

                                          OF

                                  COMED FUNDING, LLC

          This Amended and Restated Certificate of Formation of ComEd Funding, LLC (the "LLC"), dated October 21, 1998, is being duly executed and filed by Teresa Wilton Harmon, as an authorized person, to amend and restate the Certificate of Formation of a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. Section 18-101 ET SEQ.) (the "Act"). The LLC was originally formed pursuant to a Certificate of Formation filed July 20, 1998, which Certificate of Formation is hereby amended and restated in its entirety.

          FIRST. The name of the limited liability company is ComEd Funding, LLC.

          SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first above written.


                                       /s/ Teresa Wilton Harmon
                                       ---------------------------------------
                                       Teresa Wilton Harmon
                                       Authorized Person